Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated February 1, 2012, with respect to the balance sheet of Foresight Energy Partners LP included in the Registration Statement (Form S-1 expected to be filed on or about February 1, 2012) and related Prospectus of Foresight Energy Partners LP for the registration of limited partner common units.

/s/ Ernst & Young LLP

Charleston, West Virginia

February 1, 2012